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Freeport-McMoRan Copper & Gold Inc. Announces
Restructuring of Employment Arrangements with
CEO Richard Adkerson

PHOENIX, AZ, December 23, 2013 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has entered into restructured employment arrangements with its President and Chief Executive Officer, Richard C. Adkerson. FCX and Mr. Adkerson have mutually agreed to terminate Mr. Adkerson’s employment agreement, including Mr. Adkerson’s rights to any specified salary, bonus or other compensation amounts, rights to severance or change-of-control payments and other rights under his employment agreement.
Mr. Adkerson will continue in his current role as President, Chief Executive Officer and Vice Chairman and will continue to serve as a member of the Office of the Chairman, together with FCX Chairman, James R. Moffett, and James C. Flores, Vice Chairman of FCX and President and Chief Executive of FCX’s Oil and Gas unit.
In consideration of Mr. Adkerson’s agreement to terminate his employment agreement and forego any rights under the agreement, FCX granted Mr. Adkerson a special retention award of restricted stock units representing 1.0 million shares of FCX common stock.
Gerald J. Ford, Lead Director of FCX’s Board of Directors, and James R. Moffett, Chairman of the Board, stated: “Our Board is pleased to have reached this agreement with Richard Adkerson. His significant contributions and proven leadership capabilities are well recognized and valued and we look forward to his continued contributions to our organization. Our Board is confident that we have the leadership strength to complement our large, attractive and diverse portfolio of natural resource assets.”
Mr. Adkerson commented, “We have an exceptionally capable and committed organization dedicated to achieving success in building values for our shareholders, providing opportunities for our employees and their families, and generating sustainable benefits for the communities where we operate around the world. I am proud to be part of this team and enthusiastic about the future for our Company. I appreciate this expression of trust and support by our Company’s Board of Directors.”
Mr. Ford continued: “As Lead Director, I am pleased to report continued progress as we seek to strengthen the company’s corporate governance practices, including the recent appointment of two new independent directors to the Company’s Board of Directors. Additional actions are being planned, including modifications to our executive compensation program.”
FCX is a premier U.S.-based natural resource company with an industry leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world’s largest publicly traded copper producer.

Freeport-McMoRan Copper & Gold                             1

FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater Gulf of Mexico, onshore and offshore California, in the Eagle Ford and Haynesville shale plays and an industry leading position in the emerging shallow water, ultra-deep gas trend on the Shelf of the Gulf of Mexico and onshore in South Louisiana.  Additional information about FCX is available on FCX's website at www.fcx.com.
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Freeport-McMoRan Copper & Gold                             2